SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                   20549

                                 Form 8-K



          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report      October 19, 1995



               Registrant;
Commission     State of Incorporation;         IRS Employer
File No.       Address and Telephone No.     Identification No.


1-9760         Atlantic Energy, Inc.              22-2871471
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4500



1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               P.O. Box 1264
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4100


Item 5.   Other Events.

          The following information updates certain matters previously reported to the Securities and Exchange Commission under Part I, Item 1 - Business of the Annual Report on Form 10-K for 1994, Part II of the Report on Form 10-Q for the quarter ended June 30, 1995 and Item 5 of the Current Report on Form 8-K dated June 15, 1995 and July 21, 1995 of Atlantic Energy, Inc. and Atlantic City Electric Company (ACE).


Salem Station

          ACE is a 7.41% owner of the Salem Nuclear Generating Station (Salem). As previously reported, ACE was advised by Public Service Electric & Gas Company (PS), the operator of Salem, that Salem Unit 1 and Unit 2 were taken out of service on May 16, 1995 and June 7, 1995, respectively, and that PS subsequently informed the Nuclear Regulatory Commission (NRC) that it had determined to keep the Salem units shut down pending review and resolution of certain equipment and management issues, and agreement by the NRC that each unit is sufficiently prepared to restart.

              As previously reported, a Salem enforcement conference was held on July 28, 1995 related to certain violations of NRC requirements. The violations included valves that were incorrectly positioned following a plant modification in May, 1993, non-conservatisms in setpoints for a pressurizer overpressure protection system and several examples of inadequate root cause determination of events, leading to insufficient corrective actions at Salem. PS has further advised that on October 16, 1995, the NRC proposed cumulative civil penalties of $600,000 related to these violations. ACE was advised by PS on October 17, 1995 that PS will not challenge the proposed $600,000 penalty imposed by the NRC.

              As previously reported, PS has advised ACE that PS is engaged in an assessment of Salem to identify the scope of work necessary to achieve safe, sustained and reliable operation. PS has stated that it will keep the units off line until it is satisfied that they are ready to return to service and operate reliably over the long term.

              PS further advised ACE that PS has completed an examination of Salem Unit 1 and its assessment of Unit 2 is continuing. Work has commenced on systems critical to Salem 1 and is continuing, including those common with Unit 2, with more than 25% of the work activities completed, while others have been initiated. While PS had previously estimated that Unit 1 would return to service in the first quarter of 1996, as a result of its completed assessment PS now expects Unit 1 to return to service in the second quarter of 1996, assuming receipt of the required NRC authorization, although no assurances can be given.


         PS has advised ACE that the work scope assessment for Unit 2 is currently scheduled for completion in November 1995. PS expects to present its final work scope assessment of both units to the NRC in mid-December 1995. PS advises that since some of the work being performed relates to systems serving both units, the additional time needed for Unit 1 does not necessarily mean that the current second quarter 1996 return estimate for Unit 2 will also be extended, although no assurance can be given by PS. During the outages, Unit 1 will undergo a previously scheduled refueling outage and Unit 2 will undergo a partial refueling which will allow PS to eliminate a full refueling outage for Unit
2 scheduled for 1996.


         ACE has been advised that PS now estimates the total additional 1995 operating and maintenance expenses associated with Salem restart activities will amount to approximately
$50.3 million. If expended in the amounts predicted by PS, ACE's share of restart expenses in 1995 will amount to approximately $3.7 million. PS has advised that the increase in its original estimate results from additional overtime expenses projected through year-end. Additional costs for 1996 will not be determined by PS until after the assessment of Unit 2 has been completed and final restart plans have been developed. Replacement power costs to be incurred by ACE while the units are out of service are expected to be approximately $1 million per month. In addition, ACE currently anticipates that the 1995 aggregate capacity factor of the five nuclear units in which ACE owns a minority interest will be below the 65% minimum annual standard established by the New Jersey Board of Public Utilities. Assuming operation of the other three nuclear units as scheduled, the 1995 penalty to ACE is estimated at approximately $1.8 million.


         PS asserts that it is committed to achieving high standards of safety and operational performance for its nuclear program and has recently undertaken a number of senior management changes.


         As a nonoperating minority owner, ACE believes that the safe and expeditious restart of the Salem units is of utmost importance to the customers of ACE and the shareholders of the Company, and ACE continues to actively encourage PS to take all steps necessary and reasonable to effectively and properly respond to concerns expressed by the NRC and to restart the units in a timely manner. The Company continues to convey these concerns directly to the management of PS.


              ACE continues to evaluate the legal, regulatory and administrative implications of these events. At this time, it is impossible to predict what action may be taken, if any, by participation in any regulatory, administrative or civil proceedings which, if commenced, may affect the outcome of these matters and the ultimate responsibility for such costs and penalties.


          ******************************************************


                          SIGNATURE

            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          Atlantic Energy, Inc.
                      Atlantic City Electric Company
                               (Registrant)


                  By:    /s/ J. E. Franklin II
                             J. E. Franklin II
               Vice President, Secretary and General Counsel
                           Atlantic Energy, Inc.
           Senior Vice President, Secretary and General Counsel
                      Atlantic City Electric Company



Date: October 19, 1995